Exhibit 99.01

              FRONTIER AIRLINES ANNOUNCES STOCK REPURCHASE PLAN

    DENVER, March 14 /PRNewswire-FirstCall/ -- Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today announced that its board of directors authorized a stock repurchase plan. Under the repurchase plan, Frontier is authorized to repurchase up to 300,000 shares of its outstanding common stock.

    The repurchases will be made at management's discretion from time to time in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements and are subject to market conditions, share price and other factors. The repurchased shares will be contributed to Frontier's employee stock ownership plan.

    The repurchase plan does not obligate Frontier to acquire any particular amount of common stock and the plan may be suspended or discontinued at any time.

    About Frontier Airlines Holdings, Inc.

    Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 13th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 57 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon Air, Frontier offers routes linking its Denver hub to 56 destinations including 49 U.S. cities in 29 states spanning the nation from coast to coast, eight cities in Mexico and one city in Canada. In Nov. 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In Dec. 2006, Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. Frontier's maintenance department has received the Federal Aviation Administration (FAA) Diamond Award recognizing its advanced training standards for eight consecutive years, from 1999 to 2006. For more in-depth information on Frontier Airlines, please visit our Web site at www.FrontierAirlines.com.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

    Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2006 and the Company's Form 10-Q for the quarter ended December 31, 2006.

SOURCE  Frontier Airlines Holdings, Inc.
    -0-                             03/14/2007
    /CONTACT: Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
    /Web site:  http://www.frontierairlines.com /
    (FRNT)